UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 6, 2005

HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-22908	65-0385686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida	33431
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code  (561) 998-8000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01

Other Events.

MovieTickets.com. On April 6, 2005, a third party holder of shares of preferred stock of MovieTickets.com, Inc. completed the conversion of such preferred stock into shares of common stock of MovieTickets.com. Such third party was issued 300 shares of common stock of MovieTickets.com based upon their original equity investment of $8,550,000.20 and an applicable conversion price of $28,499.05 per share. Hollywood Media owns 2,500 shares of common stock of MovieTickets.com. As a result of such conversion, Hollywood Media’s ownership interest in MovieTickets.com was diluted from 26.4% to 26.2%. There are no longer any outstanding shares of preferred stock of MovieTickets.com. As MovieTickets.com is an online ticketing service owned by a private joint venture formed by Hollywood Media and several major movie exhibitor chains, there is no current public market for its common stock and therefore there is no assurance or guaranty as to its current valuation. Mitchell Rubenstein, Chairman and CEO of Hollywood Media, also serves as Co-Chairman of MovieTickets.com.

Hollywood.com Television. Hollywood Media Corp.’s cable television network, Hollywood.com Television, recently launched on another major MSO with over one million cable subscribers. As a result of such launch, Hollywood.com Television is now being distributed to approximately 11.8 million subscribers. Hollywood.com Television offers interactive entertainment and information with on-demand video content, previews, reviews, movie showtimes listings, behind the scenes footage, interviews and coverage of entertainment industry events to cable company subscribers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

By:	/s/ MITCHELL RUBENSTEIN
Name:	Mitchell Rubenstein
Title:	Chairman and Chief Executive Officer

Date:  April 11, 2005

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